Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ARC TERMINALS JOLIET HOLDINGS LLC

a Delaware Limited Liability Company

Dated as of May 14, 2015

Limited liability company interests in Arc Terminals Joliet Holdings LLC, a Delaware limited liability company, have not been registered with or qualified by the Securities and Exchange Commission or any securities regulatory authority of any state. The interests are being sold in reliance upon exemptions from such registration or qualification requirements. The interests cannot be sold, transferred, assigned or otherwise disposed of except in compliance with the restrictions on transferability contained in this Amended and Restated Limited Liability Company Agreement of Arc Terminals Joliet Holdings LLC, as such may be amended or restated from time to time, and applicable federal and state securities laws.

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ARTICLE VI MANAGEMENT

6.01	Authority of the Managing Member	18
6.02	Actions Requiring Unanimous Member Consent	19
6.03	Affiliate Contracts	22
6.04	Subsidiary Governance	22
6.05	Other Projects and Businesses	22
6.06	Indemnification; Limitation of Liability	23
6.07	No Recourse Against Nonparty Affiliates	25

ARTICLE VII TRANSFERS

7.01	Limitations on Transfer	26
7.02	Right of First Offer	27
7.03	Potential Purchaser Access	28
7.04	Effect of Impermissible Transfer	28

ARTICLE VIII RIGHTS OF MEMBERS; CONFIDENTIALITY

8.01	Access to Information	29
8.02	Budget	29
8.03	Financial Reports	30
8.04	Audits	30
8.05	Confidentiality	30
8.06	Press Releases	31

ARTICLE IX TAXES

9.01	Tax Returns	31
9.02	Tax Elections	32
9.03	Tax Audits	32

ARTICLE X BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.01	Maintenance of Books and Records	32
10.02	Reports	32
10.03	Bank Accounts	32

ARTICLE XI DISSOLUTION, LIQUIDATION AND TERMINATION

11.01	Dissolution	33
11.02	Liquidation and Termination	33
11.03	Cancellation of Filing	34

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ARTICLE XII GENERAL PROVISIONS

12.01	Notices	34
12.02	Entire Agreement; Supersedure	34
12.03	Effect of Waiver or Consent	34
12.04	Amendment or Modification	35
12.05	Survivability of Terms	35
12.06	Binding Effect	35
12.07	Governing Law; Severability	35
12.08	Consent to Jurisdiction; Waiver of Jury Trial	35
12.09	Further Assurances	36
12.10	Title to Company Property	36
12.11	Waiver of Action for Partition	36
12.12	Counterparts	36
12.13	Electronic Transmissions	36

Exhibit A	– Members, Classes, Capital Contributions and Units

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ARC TERMINALS JOLIET HOLDINGS LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”), dated as of May 14, 2015 (the “Effective Date”), of Arc Terminals Joliet Holdings LLC, a Delaware limited liability company (the “Company”), is made and entered into by and between EFS Midstream Holdings LLC (formerly known as EFS-S LLC), a Delaware limited liability company (“EFS”), Arc Terminals Holdings LLC, a Delaware limited liability company (“Arc”), and the Company.

RECITALS

WHEREAS, the Company was organized as a Delaware limited liability company by the filing of the Certificate of Formation of the Company (the “Certificate”) in the office of the Secretary of State of the State of Delaware pursuant to the Act on February 9, 2015;

WHEREAS, prior to the Effective Date, Arc owned all of the limited liability company interests of the Company;

WHEREAS, on February 19, 2015, the Company entered into that certain Membership Interest Purchase Agreement (the “JBBR Interest Purchase Agreement”) with Centerpoint Properties Trust pursuant to which the Company agreed to purchase from Centerpoint Properties Trust all of the limited liability company interests of Joliet Bulk, Barge & Rail LLC, a Delaware limited liability company (“JBBR LLC”);

WHEREAS, on February 19, 2015, and in connection with the JBBR Interest Purchase Agreement, EFS, Arc Logistics Partners LP (the “Partnership”) and the Company entered into that certain Interim Investors Agreement (the “Interim Investors Agreement”) pursuant to which EFS and the Partnership agreed to (a) invest in the Company at the closing of the JBBR Interest Purchase Agreement and (b) negotiate in good faith with respect to a limited liability company agreement of the Company to be effective at the closing of the JBBR Interest Purchase Agreement;

WHEREAS, substantially concurrently herewith, the Company and Arc (in its capacity as service provider and, as such, the “Services Provider”), are entering into that certain Management Services Agreement, dated as of the Effective Date (the “Management Services Agreement”), pursuant to which the Services Provider will manage certain day-to-day operations of the Company as set forth in the Management Services Agreement; and

WHEREAS, EFS and Arc desire to enter into this Agreement as contemplated by the Interim Investors Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Company hereby adopt the following as the “limited liability company agreement” (as defined in the Act) of the Company:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant accounting period, after giving effect to the following adjustments:

(a) adding to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) subtracting from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Affiliate” means, with respect to a Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with the first Person. Notwithstanding the foregoing, (i) no Member shall be deemed to be an Affiliate of any Member solely by virtue of the Member’s respective ownership of equity interests in the Company, (ii) EFS shall not be deemed to be an Affiliate of Arc by virtue of the ownership, either direct or indirect, by EFS or any other direct or indirect Subsidiary of GE Capital Corporation of any partnership or other equity interest in Arc Logistics Partners LP or Lightfoot Capital Partners, LP, and (iii) the Company shall not be deemed to an Affiliate of any Subsidiary, and a Subsidiary shall not be deemed to be an Affiliate of the Company or any Subsidiary.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Approved Budget” means a budget described in, and approved pursuant to, Section 8.02.

“Arc” has the meaning set forth in the introductory paragraph hereof.

“Available Cash” means, with respect to any Fiscal Quarter: (a) the sum of all cash and cash equivalents of the Company and its Subsidiaries on hand at the end of such Fiscal Quarter, less (b) the amount of any cash reserves established by the Managing Member to provide for the proper conduct of the business of the Company and its Subsidiaries. Notwithstanding the foregoing, “Available Cash” with respect to the Fiscal Quarter in which the Company is dissolved and its liquidation commences and any subsequent Fiscal Quarter shall equal zero.

“Book Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the Book Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as jointly determined by the Members at the time of contribution;

(b) the Book Value of all Company assets shall be adjusted to equal their respective gross fair market values, as jointly determined by the Members taking into account the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(h)(2), as of the following times: (i) immediately before the acquisition of any interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company; (ii) immediately before the distribution by the Company to the Member of more than a de minimis amount of property as consideration for an interest in the Company; and (iii) immediately before the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Book Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined jointly by the Members; and

(d) the Book Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Book Value of a Company asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of maintaining Capital Accounts.

“Business” means the development, construction, ownership and operation of the JBBR Terminal, including such modifications, expansions and alterations of the JBBR Terminal as contemplated as of the Effective Date or by an Approved Budget, and such other business as may be approved from time to time by the Members in accordance with 6.02(a)(xx).

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York, are authorized or obligated by law to close.

“Capital” means the amount of cash and the fair market value, as jointly determined by the Members, of any property (net of any liabilities assumed by the Company or which are secured by any property contributed by such Member to the Company) contributed to the Company by the Members pursuant to the terms of this Agreement.

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there will be added (i) the amount of cash and the fair market value of any other asset contributed by such Member to the Company pursuant to any provision of this Agreement, (ii) such Member’s allocable share of any items of Company income or gain, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there will be subtracted (i) the amount of cash and the fair market value of any other Company assets distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of any items of Company deduction or loss, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

In the event any Interest is Transferred (other than by pledge of, or grant of a security interest in, such Interest) in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the Interest that is Transferred.

“Capital Contribution” means any amount of Capital contributed to the Company by a Member pursuant to the terms of this Agreement. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of the Units of such Member.

“Certificate” has the meaning set forth in the recitals hereof.

“Code” means the Internal Revenue Code of 1986.

“Common Units” means the Common Units issued to the Members as set forth on Exhibit A as of the Effective Date and any other Units issued after the Effective Date and designated as Common Units.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Contracting Parties” has the meaning set forth in Section 6.07.

“Control” means (a) as to any Entity, the possession, directly or indirectly, through one or more intermediaries, of the right to more than 50% of the distributions therefrom (including liquidating distributions), or (b) as to any Person (including Entities), the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of such Entity by contract or otherwise.

“Depreciation” shall mean, for each applicable accounting period, an amount equal to the depreciation or other cost recovery deduction allowable under United States federal income tax principles with respect to Company property for such period, except that (A) with respect to any property the Book Value of which differs from its adjusted tax basis for United States federal income tax purposes and which difference is being eliminated by use of the “remedial method” defined by Treasury Regulations Section 1.704-3(d), “Depreciation” for such period shall be the amount of such Book Value recovered for such period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (B) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such period, “Depreciation” shall be an amount that bears the same ratio to such beginning Book Value as the United States federal income tax depreciation, amortization, or other cost recovery deduction for such period bears to such beginning tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such period is zero, “Depreciation” with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the Managing Member.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“EFS” has the meaning set forth in the introductory paragraph hereof.

“Entity” means any estate, corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association or other entity.

“Fiscal Quarter” means each three-calendar-month period ending on March 31, June 30, September 30 or December 31 of any calendar year, except as otherwise agreed in accordance with Section 6.02(a)(iii).

“Fiscal Year” has the meaning set forth in Section 2.06.

“HSR Act” has the meaning set forth in Section 4.03.

“Indemnified Losses” has the meaning set forth in Section 6.06(c).

“Indemnitee” has the meaning set forth in Section 6.06(c).

“Initial Arc Capital Contribution” has the meaning set forth in Section 4.01(b)(ii).

“Initial Budget” has the meaning set forth in Section 8.02(a).

“Initial EFS Capital Contribution” has the meaning set forth in Section 4.01(b)(i).

“Interest” means the limited liability company interest of a Member in the Company at any particular time, as evidenced initially by the Units.

“Interim Investors Agreement” has the meaning set forth in the recitals hereof.

“JBBR Interest Purchase Agreement” has the meaning set forth in the recitals hereof.

“JBBR Interest Purchase Price” has the meaning given to the term “Closing Payment” in the JBBR Interest Purchase Agreement.

“JBBR LLC” has the meaning set forth in the recitals hereof.

“JBBR LLC Interests” means any equity interests in JBBR LLC.

“JBBR Terminal” means the hydrocarbon terminal facility, barge terminal, and pipeline assets, and assets related to each of the foregoing, owned by JBBR LLC and its Subsidiaries.

“Major Breach” means, with respect to any Member: (a) a material breach by such Member of any provision of this Agreement which shall not have been cured in all material respects within 30 days (or, as to payment defaults, 15 days) after written notice thereof from the non-breaching Member; provided that the foregoing cure period as to any such material breach (other than a payment default) shall be extended for an additional 30 days so long as the breaching Member shall have be diligently proceeding to cure in all material respects such breach and such breach is reasonably capable of being cured in all material respects prior to the expiration of such additional 30-day period; (b) in the case of any Member that is an Affiliate of the Services Provider, (i) any termination of the Management Services Agreement by the Company on account of a Manager Event of Default (as defined therein) pursuant to Section 10.1(a)(iii) thereof or (ii) the Services Provider ceases to be directly or indirectly owned 100% by the Partnership; (c) such Member becomes insolvent, generally does not pay its debts as they become due, admits in writing its inability to pay its debts, makes an assignment for the benefit of creditors or commences insolvency, receivership, reorganization or bankruptcy or similar proceedings; (d) insolvency, receivership, reorganization or bankruptcy or similar proceedings are commenced against such Member and such proceedings remain undismissed or unstayed for an aggregate period of 90 days; (e) any trustee, receiver, conservator or liquidator of such Member or of all or any substantial part its properties is appointed with or without the consent of or acquiescence of such Member and such appointment remains unvacated and unstayed for an aggregate period of 90 days or (f) a Transfer by such Member in violation of this Agreement.

“Major Breaching Member” means any Member that has committed a Major Breach and any other Member that is an Affiliate of such Member.

“Management Services Agreement” has the meaning set forth in the recitals hereof.

“Managing Member” has the meaning set forth in Section 6.01(a).

“Material Competitor” means, at any time, any Person operating a hydrocarbon rail terminal with unit-train capability that is located within a 50 mile radius of the JBBR Terminal.

“Material Customer” means, as of any date, any customer from whom the Company and its Subsidiaries derived in excess of 5% of their combined gross revenues during the four completed calendar quarters immediately preceding such date.

“Member” means any Person who (a) owns Interests and is executing this Agreement on the Effective Date, (b) is a direct Transferee of Interests from a Member and has been admitted as a Member in accordance with the provisions of this Agreement or (c) is issued Interests after the Effective Date by the Company in accordance with this Agreement and who executes a counterpart signature to this Agreement in accordance with Section 3.02, but in each case does not include any Person who has ceased to hold any Interests.

“Member Indemnitors” has the meaning set forth in Section 6.06(f).

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Nonparty Affiliates” has the meaning set forth in Section 6.07.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Offered Units” has the meaning set forth in Section 7.02(a).

“Offering Notice” has the meaning set forth in Section 7.02(b).

“Partnership” has the meaning set forth in the recitals hereof.

“Person” means any individual or Entity.

“ROFO Closing Date” has the meaning set forth in Section 7.02(c).

“ROFO Notice Period” has the meaning set forth in Section 7.02(b).

“ROFO Offer” has the meaning set forth in Section 7.02(c).

“ROFO Transfer Period” has the meaning set forth in Section 7.02(d).

“Securities Act” means the Securities Act of 1933.

“Services Provider” has the meaning set forth in the recitals hereof.

“Subsidiary” means, with respect to any specified Entity, any corporation, association, partnership or other business entity (a) that is Controlled by such Entity or (b) the outstanding equity securities entitled to more than 50% of the distributions therefrom are held, directly or indirectly, by such Entity. Unless otherwise specified, references to “Subsidiary” or “Subsidiaries” herein shall refer to a Subsidiary or the Subsidiaries of the Company.

“Tax Year” has the meaning set forth in Section 2.06.

“Transfer” means, with respect to a Person, a direct or indirect disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange or pledge, or the direct or indirect grant or transfer of any economic interest, security interest, voting power or other encumbrance, or any other direct or indirect transfer of beneficial interest, whether voluntary or involuntary, by operation of law or judicial decree and including the direct or indirect disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange or pledge, or the direct or indirect grant or transfer of any economic interest, security interest, voting interest or other encumbrance or any other direct or indirect transfer of beneficial interest in such Person by a Controlling Person, including in each such case (a) as part of any liquidation of assets, (b) in connection with any merger, consolidation, exchange, recapitalization, reorganization, conversion, cancellation, redemption or repurchase transaction whether by plan, contract or right contained in a security, (c) in connection with a change of Control or (d) as a part of any reorganization pursuant to federal or state bankruptcy laws or similar debtor relief laws. Notwithstanding the foregoing, (x) changes in the direct or indirect ownership of Arc’s Interests will not be deemed to be a Transfer so long as Arc Logistics GP LLC maintains Control over all Arc Interests; (y) changes in the direct or indirect ownership of General Electric Company will not be deemed to be a Transfer and (z) the direct or indirect incurrence of any security interest, line or other encumbrance on any of Arc’s Interests in connection with any financing arrangement entered into by the Partnership or any of its Affiliates will not be deemed a Transfer.

“Treasury Regulations” means temporary and final Treasury Regulations promulgated under the Code.

“Unit Sharing Percentage” means, with respect to any Member, a fraction (expressed as a percentage), the numerator of which is the total number of Common Units held by such Member at the time of calculation and the denominator of which is the total number of Common Units held by all Members at the time of calculation.

“Units” means the Interests and includes the Common Units and any other class of units or other equity securities of the Company issued after the Effective Date.

“U.S. GAAP” has the meaning set forth in Section 8.03(a).

1.02 Construction.

(a) Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Derivative forms of defined terms will have correlative meanings. The words “includes” or “including” shall mean “including, without limitation,”. All references to Articles and Sections refer to articles and sections of this Agreement unless otherwise specified, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time. Titles appearing at the beginning of any subdivision of this Agreement are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. When any provision of this Agreement authorizes a Member to make a determination or to use its discretion, except as expressly set forth herein such authorization includes the authority of such Member to make a determination or exercise discretion in its respective sole and absolute judgment. Any reference to any contract or agreement (including exhibits and other attachments thereto), including this Agreement, will be deemed also to refer to such agreement, as amended, restated or otherwise modified, unless the context requires otherwise. Any reference to a law will include all rules and regulations promulgated thereunder (including amendments thereto), and references to a law will be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing such law.

(b) References to a Person include such Person’s permitted direct Transferees. Any Person admitted to the Company as a Member following the permissible Transfer of Interests from a Member shall succeed to all of the rights, duties and obligations of its Transferor with respect to such Interests under this Agreement, except that any control, consent, voting or similar rights of a Member set forth in this Agreement shall be controlled by the Member designated by such Member’s Transferees holding the majority of the Interests held by such Member as of the Effective Date.

(c) Each Member acknowledges that it and its attorneys and advisers have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

2.01 Continuation of the Company. This Agreement amends and restates in its entirety the Limited Liability Company Agreement of the Company dated as of February 19. 2015. The Members desire to continue the Company for the purposes and upon the terms and conditions hereinafter set forth. Except as provided herein, the rights, duties and liabilities of each Member shall be as provided in the Act.

2.02 Name. The name of the Company is Arc Terminals Joliet Holdings LLC. Company business will be conducted in such name or such other names that comply with applicable law as the Managing Member may select from time to time. The Managing Member shall cause the Company to file such assumed or fictitious name certificates or similar instruments as may from time to time be required by law.

2.03 Registered Office; Registered Agent. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law.

2.04 Principal Office. The principal office of the Company will be at 725 Fifth Avenue, 19th Floor, New York, New York or such other location as the Managing Member may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Managing Member may determine appropriate.

2.05 Purpose; Powers. The Company is organized for the purpose of (a) engaging in the Business through the Company’s ownership of the JBBR LLC Interests and (b) subject to Section 6.02(a)(xx), engaging in any other lawful act or activity for which limited liability companies may be formed under the Act. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Delaware.

2.06 Fiscal Year; Tax Year. Except as otherwise agreed in accordance with Section 6.02(a)(iii), the fiscal year of the Company (the “Fiscal Year”) for financial statement purposes will end on December 31. The tax year of the Company (the “Tax Year”) for any applicable income or franchise tax purposes will end on December 31 unless otherwise required under applicable law.

2.07 Foreign Qualification Governmental Filings. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Managing Member will cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. The Managing Member is authorized, on behalf of the Company, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications. Further, each Member will execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.08 Term. The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware and will continue in existence until terminated pursuant to this Agreement.

2.09 No State Law Partnership. No provision of this Agreement shall be interpreted so as to deem or construe the Company as a partnership (including a limited partnership) or joint venture or any Member as a partner or joint venturer of any other Member for any purposes other than federal and state tax purposes.

ARTICLE III

MEMBERS

3.01 Members. As of the Effective Date, Arc and EFS are the sole Members of the Company. The names, addresses, initial Capital Contributions and number and class of Units of the Members are set forth on Exhibit A. The Managing Member is hereby authorized and directed to complete or amend Exhibit A to reflect the admission of an additional Member, the withdrawal of a Member, the change of address of a Member, the Capital Contribution of a

Member, the failure of a Member to make a required Capital Contribution, the number and classes of Units of a Member and other information called for by Exhibit A. Notwithstanding the foregoing, any failure by the Managing Member to make any such completion or amendment shall not affect the effectiveness of any such change. As set forth in Section 6.01, Members shall not have any right to act on behalf of or with respect to the Company except to the extent expressly authorized to do so by the provisions hereof.

3.02 Additional Members. In connection with any Transfer or issuance of Interests permitted hereunder, additional Persons may be admitted to the Company as Members and Interests may be created and issued to such Persons, which may include making Capital Contributions. As a condition to being admitted as a Member of the Company, any Person must agree to be bound by the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement.

3.03 Withdrawing Member. Upon the direct Transfer of all of the Interests held by a Member, the Transferor Member will cease to be a Member and to have the rights and powers afforded to a Member under this Agreement, and the Transferor Member will be released from all obligations under this Agreement arising from such Person’s status as a Member except (a) those obligations that by their express terms survive the termination of a Person’s status as a Member as set forth in Section 12.05, (b) those obligations or liabilities of the Transferor Member arising out of a breach of this Agreement and (c) those obligations or liabilities of the Transferor Member based on events occurring, arising or maturing prior to the date of Transfer.

3.04 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member, on the Effective Date, on the date that such Member becomes a Member pursuant to the provisions of this Agreement and on each date such Member makes a Capital Contribution or purchases Interests, that:

(a) such Member has full power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) the execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is or its assets are bound;

(c) all property contributed to the Company by such Member is duly and lawfully acquired and is contributed to the Company without any liens or encumbrances;

(d) such Member alone or together with such Member’s representatives possesses such expertise, knowledge and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular, that such Member is capable of evaluating the merits and economic risks of acquiring and holding an Interest and that such Member is able to bear all such economic risks now and in the future;

(e) such Member has had access to all of the information with respect to such Member’s Interest that such Member deems necessary to make a complete evaluation thereof;

(f) such Member’s decision to acquire an Interest for investment has been based solely upon the evaluation made by such Member;

(g) such Member is aware that such Member must bear the economic risk of such Member’s investment in the Company for an indefinite period of time because the Interests have not been registered under the Securities Act or under the securities laws of any state, and, therefore, the Interests cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available;

(h) such Member is aware that only the Company can take action to register the Interests and that the Company is under no such obligation to do so;

(i) such Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer Interests, and such Member will not seek to effect any Transfer other than in accordance with such restrictions;

(j) such Member is and will be acquiring its Interests for investment purposes only for its own account and not with a view to the distribution, reoffer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws; and

(k) such Member is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (but excluding for such purpose Rule 501(a)(4)).

3.05 Additional Representations and Warranties Made by Arc. Arc hereby represents and warrants as of the Effective Date that the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and that, except in connection with its formation and organization, as well as in connection with the negotiation and execution of this Agreement and the transactions contemplated by the JBBR Interest Purchase Agreement, the Company has not engaged in any business activities, acquired any assets or incurred any liabilities since its formation.

3.06 Liability to Third Parties. No Member will have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member.

ARTICLE IV

INTERESTS; PREEMPTIVE RIGHTS

4.01 Interests.

(a) General. Each Member’s Interests will be represented by its Capital Account and by Units issued by the Company to such Member. The initial class of authorized Units is the Common Units. Except as expressly set forth herein, the Units have no voting rights and do not confer the right to vote on matters related to the Company or otherwise. The obligations of each Member hereunder shall be several and not joint.

(b) Initial Capital Contributions.

(i) On the Effective Date, EFS or its Affiliate will contribute to the Company $86,960,000 by wire transfer of immediately available funds to the bank account of the Company designated in writing by the Company or, if directed by the Company and, in such case, for the benefit of the Company, to such bank account as has been designated for the payment of the JBBR Interest Purchase Price pursuant to Section 2.2 of the JBBR Interest Purchase Agreement (the “Initial EFS Capital Contribution”), and EFS will receive solely in exchange therefor the number of Common Units set forth opposite EFS’ name on Exhibit A. To the extent that the Initial EFS Capital Contribution is made directly to the Company, the Company shall immediately use 100% of such funds to pay the JBBR Interest Purchase Price in accordance with the JBBR Interest Purchase Agreement or as otherwise consented to in writing by EFS.

(ii) On the Effective Date, Arc will contribute to the Company $130,440,000 by wire transfer of immediately available funds to the bank account of the Company designated in writing by the Company or, if directed by the Company and, in such case, for the benefit of the Company, to such bank account as has been designated for the payment of the JBBR Interest Purchase Price pursuant to Section 2.2 of the JBBR Interest Purchase Agreement (the “Initial Arc Capital Contribution”), and Arc will receive solely in exchange therefor the number of Common Units set forth opposite Arc’s name on Exhibit A. To the extent that the Initial Arc Capital Contribution is made directly to the Company, the Company shall immediately use 100% of such funds to pay the JBBR Interest Purchase Price in accordance with the JBBR Interest Purchase Agreement or as otherwise consented to in writing by EFS.

(iii) Each Member’s Capital Account balance immediately after the transactions described in the foregoing clauses (i) and (ii) is set forth opposite such Member’s name on Exhibit A.

(c) Preemptive Rights.

(i) No further Capital Contributions nor Interest purchases will be required from any Member without such Member’s prior written consent, and no Member shall have any obligation to restore any deficit balance in such Member’s Capital Account.

(ii) If at any time the Company requests additional Capital Contributions or issues Interests other than Common Units, then each Member (other than any Major Breaching Member) will have the option, but will not be obligated, to contribute a portion of any such requested additional Capital Contributions or to purchase a portion of such Interests, as applicable, in an amount equal to such Member’s Unit Sharing Percentage and shall receive as consideration therefor (A) in the case of additional Capital Contributions, Common Units as consideration therefor and (B) in the case of other Interests, such Interests. If any Members do not contribute all or any part of their portion (including as set forth in this sentence) of any such requested additional Capital Contributions or Interests, the other Members may, but will not be obligated to, contribute or purchase such Members’ noncontributed portion pro rata based on their respective Unit Sharing Percentages and receive the applicable consideration in respect thereof. Common Units and Interests will be issued or sold for the amount set forth in the notice set forth in Section 4.01(c)(iii).

(iii) If at any time the Company desires to request additional Capital Contributions or issues Interests other than Common Units, following compliance with Section 6.02(vii) or Section 6.02(viii), as applicable, the Company shall deliver to the Members a notice specifying (A) the aggregate amount of the Capital Contributions requested or the aggregate purchase price for the Interests to be issued, as applicable, (B) the price per Common Unit or Interest, as applicable, (C) the terms and conditions applicable to such Interests, if applicable, (D) each Capital Member’s share thereof, (E) the date by which such Capital Contribution or purchase of Interests is required to be funded, which shall, unless waived by a Member, be not less than 20 Business Days after such notice is given to the Members, and (F) wiring instructions for the bank account into which such Capital Contribution or purchase price shall be made. Any Member desiring to participate in such Capital Contribution or purchase of Units must provide notice thereof, including the amount of Capital Contributions or Interests it desires to purchase (including overallotments) at least 10 Business Days prior to the date of funding set forth in the Company’s notice. Any such notice from a Member shall be irrevocable and binding upon such Member.

4.02 Withdrawal or Return of Capital. Except as provided in this Agreement, no Member is entitled to the return of or has the right to withdraw any part of its Capital Contribution from the Company prior to its liquidation and termination pursuant to Article XI. No Member is entitled to be paid interest in respect of either its Capital Account or its Capital Contributions. Any unrepaid Capital Contribution is not a liability of the Company or of the other Members. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.

4.03 Regulatory Approval. If any regulatory approval, including the filing and the expiration of any waiting period under the Hart Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), is required prior to the issuance of any Interests, the Company will not issue such Interests, and no contribution will be required or permitted in respect thereof, until such approval has been obtained (or in the case of the HSR Act, such filing has been completed and such waiting period has expired). The Company and the Members will use their respective commercially reasonable efforts to comply promptly with all applicable regulatory requirements. The Company will bear all documented and reasonable third party fees and expenses, including all filing fees, incurred by it or the Members in connection with such compliance.

4.04 Company-Held Interests. Any Interests held by the Company will not entitle or bind any Person to any rights or obligations under this Agreement with respect to such Interests and will be deemed not issued and not outstanding for all purposes.

ARTICLE V

DISTRIBUTIONS AND ALLOCATIONS

5.01 Distributions.

(a) Distributions of Available Cash. Subject to applicable law, the Company will make quarterly distributions as soon as reasonably practicable (but in any event not later than 45 days) following the end of each Fiscal Quarter to the Members, pro rata in accordance with their Unit Sharing Percentages, in an aggregate amount equal to the Available Cash, if any, at such time.

(b) Distributions in Cash. All distributions must be made in cash or cash equivalents except distributions pursuant to Section 11.02.

(c) Distributions in Error. Any distributions pursuant to this Section 5.01 made in error or in violation of Section 18-607(a) of the Act, will, upon good faith demand by the Managing Member (or EFS, if such distribution in error was received by the Managing Member), be returned to the Company.

5.02 Allocations.

(a) In General. Except as provided in Section 5.02(b), for purposes of maintaining Capital Accounts, items of Company income, gain, loss and deduction for each applicable accounting period shall be allocated among the Members in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such period to equal the amount (which may be negative) determined for such Member by subtracting item (ii) from item (i) below:

(i) the amount that would be distributed to such Member (other than any amounts treated as a guaranteed payment under Section 707(c) of the Code) if: (A) all Company assets were sold for cash equal to their Book Values; (B) all Company obligations were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or Member Nonrecourse Debt, to the Book Values of the assets securing or subject to such liability); and (C) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 11.02(c); over

(ii) the sum of: (A) such Member’s share of the Company Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g) computed immediately prior to the hypothetical sale described above, (B) such Member’s share of Member Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), computed immediately prior to the hypothetical sale described above and (C) the amount, if any, that such Member is obligated to contribute to the capital of the Company computed after the hypothetical events described in Section 5.02(a)(i);

provided, however, notwithstanding anything to the contrary in this Section 5.02(a), the amount of items of Company deduction and loss allocated to any Member pursuant to this Section 5.02(a) shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have a deficit balance in its Adjusted Capital Account at the end of any applicable accounting period. Items of deduction and loss in excess of such limitation shall be allocated to the Members who do not have deficit balances in their Adjusted Capital Accounts, pro rata, in proportion to the amounts that may be so allocated to them without causing them to have such deficit balances.

(b) Regulatory Allocations. Notwithstanding the foregoing provisions of Section 5.02(a), the following special allocations will be made in the following order of priority:

(i) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during an applicable accounting period, then each Member will be allocated items of Company income and gain for such period (and, if necessary, for subsequent periods) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.02(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any applicable accounting period, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5) will be specially allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(g)(2) and (j)(2)(ii). This Section 5.02(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(iii) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain will be allocated to such Member in an amount and manner sufficient to eliminate any resulting deficit balance in such Member’s Adjusted Capital Account as quickly as possible, provided that an allocation pursuant to this Section 5.02(b)(iii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.02(b)(iii) were not in this Agreement. It is intended that this Section 5.02(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iv) Gross Income Allocation. In the event any Member has a deficit balance in its Capital Account at the end of any applicable accounting period that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the terms of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.02(b)(iv) shall be made if and only to the extent that such Partner would have a Capital Account deficit in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.02(b)(iii) and this Section 5.02(b)(iv) were not in this Agreement.

(v) Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in accordance with their Interests in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vi) Nonrecourse Deductions. The Nonrecourse Deductions for each applicable accounting period will be allocated to holders of Common Units in proportion to the relative number of Common Units held.

(vii) Member Nonrecourse Deductions. Member Nonrecourse Deductions will be allocated to the Members that bear the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(viii) Curative Allocations. The allocations contained in the foregoing provisions of this Section 5.02(b), and any allocations required following the proviso in Section 5.02(a), are intended to comply with certain requirements of the Treasury Regulations promulgated under Code Section 704. It is the intent of the Members and the Company that, to the extent possible, all such allocations shall be offset either with other such allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section 5.02(b)(viii), so that after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if no such allocations had been made and all items were allocated pursuant to Section 5.02(a) (not including the allocations required following the proviso in Section 5.02(a)).

(c) Tax Allocations.

(i) Except as provided in Sections 5.02(c)(ii), to the maximum extent possible, for U.S. federal income tax purposes (and for purposes of any state or local income or franchise tax that follows the federal treatment), each item of Company income, gain, loss or deduction will be allocated among the Members in the same manner as the correlative item of income, gain, loss or deduction is allocated for purposes of maintaining Capital Accounts pursuant to this Article V.

(ii) Tax items with respect to any Company asset that has a Book Value that differs from its adjusted tax basis will be allocated among the Members for federal income tax purposes in a manner consistent with the Treasury Regulations promulgated under Code Sections 704(b) and 704(c) so as to take into account such difference as determined appropriate in the reasonable discretion of the Managing Member.

(d) Compliance with Subchapter K. Notwithstanding anything to the contrary in this Agreement, in the discretion of the Managing Member, with the consent of EFS, the Company may diverge from the allocations described herein as may be necessary or appropriate to comply with the provisions of subchapter K of the Code and the Treasury Regulations promulgated thereunder.

5.03 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members will be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 5.03 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any applicable provisions of any other federal, state or local law or any foreign law, and will allocate any such amounts to the Members with respect to which such amount was withheld.

ARTICLE VI

MANAGEMENT

6.01 Authority of the Managing Member.

(a) Except as otherwise provided in this Agreement (including as provided in Section 6.02 or by applicable law), the power and authority to manage, direct and control the Company will be vested in Arc as the managing member (the “Managing Member”), and the Managing Member will have full, complete and exclusive authority to manage, direct and control the business, affairs and properties of the Company. The Managing Member will not be entitled to any fee or other payment from the Company for its services in such capacity.

(b) If the Managing Member is a Major Breaching Member, Members holding the majority of the Units (not taking into account Units held by the Managing Member or its Affiliates) shall have the right, by notice to such Managing Member, to remove such Managing Member as Managing Member and appoint another Member as the Managing Member.

(c) The Managing Member shall meet with the Members (other than any Major Breaching Member), in person at the Managing Member’s offices or by teleconference, from time to time upon the reasonable request of any Member (other than any Major Breaching Member) (it being agreed that quarterly or monthly meetings, or meetings at such other intervals as the circumstances may warrant based on changes in the business or business plans of the Company and its Subsidiaries, are deemed by the Managing Member to be reasonable) to discuss the business and affairs (including financial condition and present or future operations) of the Company and its Subsidiaries. For the avoidance of doubt, none of the foregoing, by itself, shall satisfy the requirements of Section 6.02.

(d) The Company will not have any officers or employees. The day-to-day management of the Company will be performed (i) by the Services Provider pursuant to the terms of the Management Services Agreement for so long as the Management Services Agreement remains in effect, (ii) if the Management Services Agreement is terminated by the Company on account of a Manager Event of Default (as defined therein) pursuant to Section 10.1(a)(iii) thereof, pursuant to a replacement agreement or arrangement as EFS may cause the Company to enter into (for the avoidance of doubt, the Company shall enter into such agreement or arrangement regardless of the applicability of Section 6.02), or (iii) in all other cases, pursuant to a replacement agreement or arrangement as the Members may unanimously agree (and, in the absence of any such replacement agreement or arrangement, by the Managing Member in accordance with the terms hereof).

6.02 Actions Requiring Unanimous Member Consent.

(a) Generally. Notwithstanding anything herein or in the Management Services Agreement to the contrary, neither the Company nor any of its Subsidiaries will take, and neither the Managing Member nor any other Member will take any action so as to cause or permit the Company or any of its Subsidiaries to take, any of the following actions without the unanimous consent of the Members (other than any Major Breaching Member):

(i) the liquidation, dissolution, recapitalization or reorganization of the Company in any form of transaction;

(ii) the filing of a voluntary bankruptcy or similar proceeding by the Company or any Subsidiary or the election not to contest any bankruptcy or similar proceeding filed against the Company or any Subsidiary;

(iii) any material change in the Company or any Subsidiary’s Fiscal Quarter, Fiscal Year or other accounting policies;

(iv) any amendment to any Subsidiary’s organizational documents that is materially adverse to a Member or disproportionately adverse to one or more Members;

(v) the merger or consolidation of the Company or any Subsidiary with or into any other Person other than a merger or consolidation between the Company and a wholly owned Subsidiary or between wholly owned Subsidiaries;

(vi) the conversion of the Company from a limited liability company into any other form of Entity;

(vii) issue or otherwise sell or repurchase, redeem, convert, exchange or otherwise acquire any Interests or equity interests of any Subsidiary, or amend the terms of any such Interests or equity interests, except issuances of equity interests of any Subsidiary wholly owned by the Company to the Company or another Subsidiary wholly owned by the Company;

(viii) request or permit Capital Contributions;

(ix) the authorization or issuance of any convertible security, phantom equity instrument or similar right, or the amendment of the terms of any such security, instrument or right;

(x) the direct or indirect acquisition or ownership of equity interests in any Person other than a wholly owned Subsidiary;

(xi) the sale, pledge or other disposition of any Subsidiary;

(xii) undertaking an initial public offering of equity securities of the Company or any Subsidiary;

(xiii) the acquisition, sale, lease, pledge or other disposition of any material assets (which shall include, in all cases, any division or line of business owned by any third party) by the Company or its Subsidiaries or any assets the acquisition, sale or disposition of which could reasonably be expected to materially change the business of the Company or its Subsidiaries, other than, any acquisition, sale, lease, pledge or other disposition (A) of obsolete or otherwise immaterial assets and (B) as contemplated, if at all, by any Approved Budget;

(xiv) entering into, terminating, amending or waiving any provision of any arrangement, contract or agreement with any Member or any of its Affiliates other than on arms’ length terms that are no less favorable to the Company than those available from unrelated third parties or as otherwise contemplated by the Management Services Agreement;

(xv) entering into, extending or renewing any contract or agreement with expected revenues to the Company and its Subsidiaries (on a consolidated basis) in excess of $5,000,000 per year or $15,000,000 in the aggregate;

(xvi) terminating, amending or waiving any provision of any contract or agreement where the impact of such termination, amendment or waiver is expected to result in, with respect to the Company and its Subsidiaries (on a consolidated basis), (A) an increase of operating expenses or a decrease of revenues in excess of $1,000,000 per year or (B) an increase in revenues in excess of $5,000,000 per year;

(xvii) any unbudgeted operating or maintenance expense if, after incurring such expense, all such unbudgeted operating and maintenance expenses shall exceed $250,000 in the aggregate annually unless otherwise previously approved or contained in the Approved Budget, provided that any unbudgeted operating or maintenance expense (A) required or permitted pursuant to the Management Services Agreement or (B) for unexpected or emergency operational purposes if the Managing Member believes in good faith that it is (x) reasonably likely that the Company or a

Subsidiary would not be capable, in the absence of such expenditure, of satisfying the requirements (including, without limitation, the minimum (daily or otherwise) unloading, loading, delivery or storage performance standards) under any customer contract entered into in accordance with this Agreement or (y) reasonably necessary to mitigate any loss or liability due to, or comply with any applicable law, rule or regulation relating to, the release of any hazardous materials or any accident, fire, flood, other weather event or other similar occurrence;

(xviii) any growth capital expenditures in excess of $250,000 per capital expenditure project or $500,000 in the aggregate for any year (except as contemplated by an Approved Budget);

(xix) entering into any unincorporated joint venture or other similar partnership;

(xx) the entry into any line of business other than the Business;

(xxi) the incurrence of any indebtedness for borrowed money (including the guarantee of the obligations of any other Person) that results in aggregate outstanding indebtedness of the Company and its Subsidiaries in excess of $5,000,000, other than any such indebtedness or guarantee that is (A) required to be incurred for credit support purposes pursuant to the terms of any agreement entered into in accordance with the terms hereof; (B) required to be incurred for credit support purposes (such as bonds or letters of credit) in favor of any federal or state governmental authorities pursuant to any applicable law, rule or regulation or (C) otherwise contemplated by any Approved Budget;

(xxii) the incurrence of any material liens except in respect of indebtedness permitted by Section 6.02(a)(xxi) or as otherwise contemplated by any Approved Budget;

(xxiii) the election of, or any change in, the manner in which either (A) the Company or any material transaction undertaken by the Company is treated for tax purposes or (B) any material item of income or expense of the Company is treated for tax purposes;

(xxiv) remove or replace the Company’s auditors, except in the case of a change in the Partnership’s auditors, in which case the Partnership’s auditors shall be the same as Arc’s auditors;

(xxv) the amendment or waiver of any provision of the Certificate;

(xxvi) any proposed cancellation, reduction in coverage or limits, change in named insureds or other material change to the existing environmental insurance program of the Company consisting of the pollutions policies of the Company as set forth in a letter executed by the Members and dated on or prior to the Effective Date;

(xxvii) any material changes to the insurance coverage agreed to be provided by the Services Provider or its Affiliates under the Management Services Agreement; or

(xxviii) the commencement or settlement of any material tax contest, environmental dispute or insurance claim or any material dispute, arbitration, litigation, mediation or other proceeding, in each case relating to the Company or any Subsidiary thereof.

6.03 Affiliate Contracts.

(a) Subject to the other provisions of this Agreement, if the Company or any Subsidiary enters into, terminates, amends or waives any provision of any arrangement, contract or agreement (including the Master Services Agreement) with any Member or any of its Affiliates, the Company will promptly provide copies of such agreement, termination, amendment or waiver to all Members.

(b) Notwithstanding anything to the contrary herein, EFS shall have the exclusive power and authority under this Agreement to act for and on behalf of the Company in connection with all Company action (or inaction) or determinations: (i) to terminate, amend or waive any provision of the Management Services Agreement, (ii) to enforce the terms of the Management Services Agreement or (iii) relating to any agreement entered into pursuant to Section 6.02(a)(xiv) to which the Company or any of its Subsidiaries, on the one hand, and Arc or any Affiliate of Arc, on the other hand, is party. Notwithstanding anything to the contrary herein, Arc shall have the exclusive power and authority under this Agreement to act for and on behalf of the Company in connection with all Company action (or inaction) or determinations relating to any agreement entered into pursuant to Section 6.02(a)(xiv) to which the Company or any of its Subsidiaries, on the one hand, and EFS or any Affiliate of EFS, on the other hand, is party.

6.04 Subsidiary Governance. The Company and each Member acknowledge that the Company may from time to time form or acquire Subsidiaries. If such a Subsidiary is a limited liability company, it is the intent of the Members that such limited liability company be member-managed so that the Company can direct the business and affairs of, and make decisions for, such Subsidiary.

6.05 Other Projects and Businesses.

(a) Each of the Company and the Members acknowledges and agrees that the Members and their respective Affiliates (i) have made, prior to the date hereof, and are expected to make, on and after the date hereof, investments (by way of capital contributions, loans or otherwise), and (ii) have engaged, prior to the date hereof, and are expected to engage, on and after the date hereof, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the Business as conducted from time to time or as may be conducted from time to time. Subject to Section 8.05, neither this Agreement nor any activity undertaken pursuant hereto will prevent any Member or its Nonparty Affiliates from engaging in whatever activities they choose, including activities competitive with the Business, and any such activities may be undertaken without having or incurring any obligation to communicate or offer any interest in such activities to the Company or any Member, or requiring the Company or any other Member or its Nonparty Affiliates to be permitted to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member and the Company, each Member and the Company hereby waive, relinquish and renounce any such right or claim of participation.

(b) Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Members or their respective Nonparty Affiliates for or in connection with any such investment activity or other transaction activity or other matters described in Section 6.05(a), whether arising in common law or equity or created by rule of law or contract (including this Agreement) or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by law; provided, however, that this Section 6.05(b) will not constitute a release or waiver by the Company of any violation of Section 8.05 or the express provisions of the Management Services Agreement.

(c) Notwithstanding anything in this Agreement, each of the Company and the Members acknowledges and agrees that each of the Members and their respective Nonparty Affiliates have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, confidential information from other companies in connection with the activities and transactions described in 6.05(a) or otherwise. Subject to the Management Services Agreement, each of the Company and the Members hereby agrees that (i) none of the Members and their Nonparty Affiliates has any obligation to use any such confidential information in connection with the Business, operations, management or other activities of the Company or to furnish to the Company or any Member any such confidential information, and (ii) any claims against, actions, rights to sue, other remedies or other recourse to or against any such Person for or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, contract (including this Agreement) or otherwise, are expressly released and waived by the Company and each Member, to the fullest extent permitted by law; provided that clauses (i) and (ii) will not include or pertain to any confidential information of Arc or any of its Affiliates relating to the Business that is required to be kept confidential or furnished to the Company pursuant to the terms of the Management Services Agreement.

(d) The rights of each Member (and its Nonparty Affiliates) described in this Section 6.05 do not require notice to, approval from, or other sharing with, any of the other Members or the Company, and, notwithstanding anything herein to the contrary, the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity of a Member (and its Nonparty Affiliates), including any Member serving as the Managing Member, and are hereby disclaimed by the Company and the Members.

6.06 Indemnification; Limitation of Liability.

(a) Subject to Section 6.06(b), (i) a Member, in its capacity as such, shall have no fiduciary or other duty to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing and (ii) such Member shall not be liable in damages to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement by reason of, or arising from or relating to the operations, business or affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent that it is determined by a final, non-appealable order of a court of competent jurisdiction that any of the foregoing was caused by (x) a breach or violation of the implied contractual covenant of good faith and fair dealing or the duties imposed by Section 6.06(b), (y) willful breach of the express provisions of this Agreement or (z) with respect to any criminal action or proceeding, conduct of a Member that such Member had reasonable cause to believe was unlawful.

(b) Except with respect to the Managing Member’s right to compete as set forth in Section 6.05 and the fiduciary duties related thereto, which duties are hereby expressly disclaimed, the Managing Member shall have fiduciary duties of loyalty and care to the Company similar to that of directors and officers of for-profit corporations organized under the General Corporation Law of the State of Delaware.

(c) To the maximum extent permitted by applicable law, but subject to the provisions of this Section 6.06, the Members and the Managing Member and their respective officers, employees, members, managers, agents and other representatives (each an “Indemnitee”), each as provided below, will not be liable for, and will be indemnified and held harmless by the Company against, any and all claims, actions, demands, losses, damages, liabilities, costs or expenses, including attorneys’ fees, court costs, and costs of investigation, actually and reasonably incurred by any such Indemnitee (collectively, “Indemnified Losses”) arising from any civil, criminal or administrative proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Member or the Managing Member or their respective officers, employees, members, managers, agents and other representatives, whether or not it continues to be such at the time any such Indemnified Loss is paid or incurred, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction (i) with respect to the Managing Member, to have been caused by any breach of the duties imposed by Section 6.06(b), (ii) with respect to all Indemnitees, to have been caused by a willful breach of the express provisions of this Agreement, or (iii) with respect to criminal matters, to have occurred in connection with activity that an Indemnitee had reason to believe was unlawful. IT IS THE EXPRESS INTENT OF THE COMPANY THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY LOSS THAT HAS RESULTED FROM OR IS ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF THE INDEMNITEE.

(d) To the maximum extent permitted by applicable law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Company or brought by any of the Members against such Indemnitee), will be paid by the Company in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 6.06 or adjudicated to be ineligible for indemnification, which undertaking will be an unlimited general obligation of the Indemnitee but need not be secured unless so determined by the Managing Member.

(e) Any indemnification pursuant to this Section 6.06 will be made only out of the assets of the Company and will in no event cause any Member to incur any personal liability nor shall it result in any liability of the Members to any third party.

(f) The rights of indemnification provided in this Section 6.06 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract (including advancement of expenses) or as a matter of law. The Company and the Members hereby acknowledge that the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Members and certain of their Affiliates (collectively, the “Member Indemnitors”). The Company and the Members hereby agree that (a) the Company is the indemnitor of first resort for matters covered by this Section 6.06 (i.e., its obligations to the Indemnitees under this Section 6.06 are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary), (b) the Company will be required to advance the full amount of expenses incurred by the Indemnitees and will be liable for all expenses, liabilities, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Section 6.06 (or any other agreement between the Company and the Indemnitees), without regard to any rights the Indemnitees may have against the Member Indemnitors, and (c) the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company and the Members further agree that no advancement or payment by the Member Indemnitors on behalf of an Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Company pursuant to this Section 6.06 will affect the foregoing, and the Member Indemnitors will have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Company.

6.07 No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statue) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement or their Transferees (“Contracting Parties”). No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to any, of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statue) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

ARTICLE VII

TRANSFERS

7.01 Limitations on Transfer. Each Member is freely permitted to Transfer its Interests, subject to compliance with the other provisions of this Article VII and the following:

(a) No Transfer by Arc is permitted without the consent of EFS.

(b) No Transfer by EFS is permitted to a Person that is a Material Competitor or Material Customer.

(c) Any Transfer by EFS (or Transfer by any transferee or successive transferee thereof) must comply with the procedures set forth in Section 7.02.

(d) Notwithstanding any other provision herein, no Transfer (without taking into account the last sentence of the definition of Transfer) of Interests is permitted unless such Transfer is in compliance with the Securities Act and all applicable state securities laws, and, if requested by another Member, the Transferring Member has delivered to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such Transfer is either exempt from the requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with. Furthermore, if another Member so requests, (i) a Transferee of Interests must agree in writing to take and accept such Interests subject to all of the restrictions, terms and conditions contained in the Certificate and this Agreement, the same as if it were a signatory party hereto, and (ii) the Company will not be required to recognize any permitted Transfer of Interests until the instrument Transferring such Interests and assuming all obligations under this Agreement has been delivered to the Company and is satisfactory to the Members in their reasonable discretion.

(e) Except following the consummation of a public offering, no such Transfer (without taking into account the last sentence of the definition of Transfer) will be permitted if it would:

(i) cause the Company or any Subsidiary, in the opinion of counsel to the Company, to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3), or would otherwise cause the Company, in the opinion of counsel to the Company, to be treated as an association taxable as a corporation for federal or state income tax purposes;

(ii) affect the Company’s existence or qualification as a limited liability company under the Act;

(iii) cause the Company, in the opinion of counsel to the Company, to be “terminated” as a partnership under Section 708(b)(1)(B) of the Code or to be “terminated” as a partnership for state income tax purposes, unless the transferor or the transferee shall agree to indemnify the non-transferring Member, in form and substance reasonably satisfactory to such Member, on an after-tax basis from any adverse income tax consequences resulting from such termination (provided that, for purposes of this section 7.01(e)(iii), a “Transfer” shall include the conversion of a Member (or, if applicable, any upper-tier entity) from a corporation, partnership or disregarded entity for federal income tax purposes into one of the other forms (corporate, partnership or disregarded entity) and any other direct or indirect transfer of an Interest that would be treated as a “sale or exchange” for purposes of Section 708 of the Code (including transfers to Affiliates));

(iv) cause the Company or any Subsidiary to be required to register as an investment company under the Investment Company Act of 1940, as amended;

(v) cause the assets of the Company or any Subsidiary to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Subsidiary; or

(vi) cause any portion of the Project to be classified as “tax-exempt use property” within the meaning of Section 168 or Section 470 of the Code.

7.02 Right of First Offer.

(a) If EFS seeks to sell or Transfer any Units (the “Offered Units”) other than to an Affiliate, then EFS must first make an offering of the Offered Units to the other Members (other than any Major Breaching Member) in accordance with the following provisions of this Section 7.02.

(b) EFS will give written notice (the “Offering Notice”) to the other Members (other than any Major Breaching Member) stating its bona fide intention to Transfer the Offered Units and specifying the number of Offered Units that EFS proposes to Transfer the Offered Units. The Offering Notice will constitute EFS’s offer to review bids for the Transfer of the Offered Units to the other Members (other than any Major Breaching Member), which offer will remain outstanding for a period of 30 days (the “ROFO Notice Period”).

(c) Upon receipt of the Offering Notice, each Member (other than any Major Breaching Member) will have until the end of the ROFO Notice Period to offer to purchase all (but not less than all) of the Offered Units by delivering a written notice (a “ROFO Offer”) to EFS that it offers to purchase such Offered Units at a price specified in such ROFO Offer. Any ROFO Offer so delivered will be irrevocable and binding upon delivery, by the delivering Member and, if within 30 days of receiving the ROFO Offer EFS provides written notice to such delivering Member that it elects to sell the Offered Units to such delivering Member (which election will be irrevocable), will obligate such delivering Member to purchase (and EFS to sell) the Offered Units at the price set forth in the applicable ROFO Offer within 60 days after the delivering Member receives EFS’s notice (the “ROFO Closing Date”).

(d) If (x) EFS does not elect to accept a ROFO Offer in accordance with Section 7.02(c), (y) no Member delivers a ROFO Offer or (z) EFS receives a ROFO Offer but (A) EFS does not receive payment in full of the purchase price for all of the Offered Units on the ROFO Closing Date or (B) the Transfer of all of the Offered Units is not consummated for any reason, including the failure to obtain any governmental approvals required in connection with the Transfer of the Offered Units by the ROFO Closing Date, but other than due to a breach by EFS of its obligation to consummate the sale of the Offered Units, then EFS may, during the 180-day period following the expiration of the ROFO Notice Period (which period may be extended for a reasonable time not to exceed an additional 45 days to the extent reasonably necessary to obtain any required government approvals) (the “ROFO Transfer Period”), Transfer all of the Offered Units to any Person (subject to, for the avoidance of doubt, Section 7.01(b)):

(i) in the event EFS received a ROFO Offer but did not accept any ROFO Offer, subject to terms and conditions (including price) in the aggregate no more favorable to the transferee than those set forth in the best ROFO Offer; and

(ii) in all other cases, subject to any terms and conditions (including price).

(e) If EFS does not Transfer the Offered Units within the ROFO Transfer Period, the rights provided hereunder will be deemed to be revived and the Offered Units will not be offered to any Person unless first re-offered to the Members in accordance with this Section 7.02. For the avoidance of doubt, if there are no other Members that are not Major Breaching Members, then EFS will not be required to comply with this Section 7.02.

(f) The provisions of this Section 7.02 shall apply mutatis mutandis to Transfers of Units proposed to be made by any Person that is a direct or indirect Transferee of EFS or any of its Affiliates.

(g) The Members will take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 7.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

7.03 Potential Purchaser Access. Prior to the consummation of a public offering and subject to Section 8.05, upon any Member’s request, the Company will provide to a potential purchaser of such Member’s Interests such information about the Company as such Member may reasonably request, subject to applicable law, including reasonable access to the Services Provider and its personnel.

7.04 Effect of Impermissible Transfer. Any attempted Transfer of Interests other than in accordance with this Article VII is void, and the Company will not recognize or be bound by any such purported Transfer and will not effect any such purported Transfer on the books of the Company or Capital Accounts of the Members.

ARTICLE VIII

RIGHTS OF MEMBERS; CONFIDENTIALITY

8.01 Access to Information. In addition to the other rights specifically set forth in this Agreement, the Members will have access to all information to which a Member is entitled to have access pursuant to the Act. The Company shall also:

(a) provide to EFS copies of such documents, agreements, data and information relating to the business, affairs, finances and accounts of the Company and its Subsidiaries (including copies of customer agreements, business plans and projected financial information) as EFS may reasonable request; and

(b) permit EFS to send representatives to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of the Company’s business, affairs, finances, and accounts with the Company’s officers and its independent public accountants, all at such reasonable times during the Company’s usual business hours and as often as EFS may reasonably request and to consult with and advise management of the Company, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company.

8.02 Budget.

(a) The Members have approved the initial operating and general and administrative budget in the form attached to that certain letter executed by the Members and dated on or prior to the Effective Date (the “Initial Budget”). The Initial Budget will be the Approved Budget of the Company for the 12 months following the date of its adoption or until the adoption of a subsequent Approved Budget.

(b) At least 45 days prior to the end of each Fiscal Year, the Company shall furnish to the Members a proposed revised budget estimating the revenues, general and administrative expenses, maintenance capital expenditures, growth capital expenditures and additional Capital Contributions (if any) anticipated to be required in connection with the Company’s operations during the next succeeding Fiscal Year.

(c) The Members shall discuss the proposed budget and approve, reject or make such revisions thereto as the Members (other than any Major Breaching Member) may agree to be necessary and proper. If the proposed budget, as may be revised by the Members, is approved unanimously by the Members (other than any Major Breaching Member), then such proposed budget shall be deemed thereafter to constitute the Approved Budget for all purposes hereof, subject to amendment from time to time by the unanimous approval of the Members (other than any Major Breaching Member). Each Approved Budget shall supersede all prior Approved Budgets.

(d) If the Members fail to approve a budget for any Fiscal Year, the following portions of the Approved Budget for the prior Fiscal Year shall be adopted as the Approved Budget for such Fiscal Year: (i) ordinary recurring items shall be part of the Approved Budget after being increased by 5% for each such item and (ii) any growth capital expenditures that were previously approved by the Members for such Fiscal Year shall be part of the Approved Budget in the amounts for which such growth capital expenditure were previously approved.

8.03 Financial Reports. The Company shall furnish the following to the Members:

(a) within (i) in the case of the last calendar month of each Fiscal Year, 30 days after the end of such calendar month, (ii) in the case of the last calendar month of each Fiscal Quarter, 25 days after the end of such calendar month, and (iii) in the case of each other calendar month, 20 days after the end of such calendar month, in each case a monthly report containing key operating and financial metrics and any variances to the Approved Budget;

(b) as soon as available, but not later than 50 days after the end of each Fiscal Quarter, unaudited consolidated financial statements of the Company, including quarterly and year-to-date balance sheets, income statements, cash flow statements, statements of members’ equity and a general ledger prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis;

(c) as soon as available, but not later than 80 days after the end of each Fiscal Year, audited consolidated financial statements of the Company, including balance sheets, income statements, cash flow statements, statements of members’ equity and a general ledger prepared in accordance with U.S. GAAP applied on a consistent basis, including notices and reasonable detail;

(d) promptly (but in no event later than two days) after the occurrence of any event that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition, assets, liabilities, employees, prospects, financial condition or capitalization of the Company or any Subsidiary, notice of such event together with a summary describing the nature of the event and its impact on the Company or Subsidiary;

(e) within 15 days of the formation of any subsidiary company or joint venture in which the Company has Control, notice of such formation or acquisition and an updated organizational diagram; and

(f) tax information necessary for the Members to comply with their tax reporting obligations.

8.04 Audits. Each Member (other than any Major Breaching Member) shall have the right to conduct, or cause to be conducted, audits of the books and records of the Company, the results of which shall be shared with all other Members. The expenses of such audits shall be borne by the Company, unless more than one such audit is required by a Member in a 12-month period, in which case such expenses shall be borne by the requiring Member.

8.05 Confidentiality. No Member will divulge to any Person any confidential information, paper or document relating to the assets, liabilities, operations, business affairs or any other such information about the Company or any of its Subsidiaries that is not already publicly available or that has not been publicly disclosed pursuant to authorization by the Members, except (a) as required by law (including securities laws), the regulations of any securities exchange on which the securities of any Affiliate of such Member are listed, or under the terms of a subpoena or order issued by a court of competent jurisdiction or by any applicable governmental body, (b) in the case of EFS, as requested by a court of competent jurisdiction or by any applicable governmental body or (c) to an Affiliate; provided that, any Member disclosing any such information to an Affiliate will (i) inform such Affiliate of the obligations of this Section 8.05 and (ii) be responsible for any breach of this Section 8.05 by any such Affiliate. The right to maintain the confidentiality of the affairs of the Company in connection with the Company’s business may be enforced by the Company by way of an injunction issued out of any court of competent jurisdiction, and such right will not restrict or take the place of the Company’s rights to money damages, actual and exemplary, for a violation of the provisions of this Section 8.05. Notwithstanding anything to the contrary in this Section 8.05, a Member may disclose information about the Company or any of its Subsidiaries to potential Transferees of Interests; provided, however, such potential Transferee must execute a confidentiality agreement in customary form prior to such disclosure which (A) requires the recipient to keep the information confidential and (B) prohibits the recipient from using the information for any purpose other than evaluating the potential Transfer. The confidentiality obligations of the Members will survive any termination of the membership of any Member in the Company. Notwithstanding the foregoing or anything else herein to the contrary, the Members (and each Affiliate and Person acting on behalf of any Member) agree that each Member (and each employee, representative and other agent of such Member) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Sections 6011 and 6112 of the Code and the Treasury Regulations promulgated thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Member or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

8.06 Press Releases. Neither the Company nor any Member or affiliate of any Member shall issue, or authorize to be issued, any press release, interview, article or other media release (including an internet posting, web blog or other electronic publication) that makes reference to this Agreement or the transactions contemplated herein, without the prior unanimous written consent of the Members, except as required by law (including securities laws) or the regulations of any securities exchange on which the securities of any Affiliate of such Member are listed; provided, however, that nothing contained in this Section 8.06 shall prohibit the Company or any Member or any Affiliate thereof from disclosing in any press release, interview, article or other media release (including any internet posting, web blog or other publication and, for the avoidance of doubt, any earnings call or investors conference) this Agreement, the existence or terms hereof or the transactions contemplated hereby to the extent any such information has been disclosed publicly by the Company or any Member or any Affiliate thereof in accordance with the provisions hereof.

ARTICLE IX

TAXES

9.01 Tax Returns. The Managing Member will cause to be prepared and filed all necessary federal, state and local tax returns for the Company, and the Managing Member will select an appropriate accounting firm to prepare such tax returns. The Company shall furnish to each Member an estimated IRS Form 1065, Schedule K-1, and any similar forms or schedules prepared with respect to state or local taxes that may be due from such Member (or its direct or indirect owners) as a result of its ownership of an Interest no later than February 15th following each Tax Year and a final Schedule K-1 (and applicable state or local tax forms) with respect to such Member no later than April 15th following each Tax Year. Upon the request of EFS, the Company will furnish to EFS copies of any and all returns that are actually filed, promptly after their filing.

9.02 Tax Elections.

(a) Elections by the Company. Subject to Sections 6.02(a)(xxiii) and 9.02(b), the Managing Member will determine the elections to be made by the Company for tax purposes.

(b) Entity Classification Election. Neither the Company nor any Member may make an election for the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes, and no provision of this Agreement will be construed to sanction or approve such an election.

9.03 Tax Audits. In the event of an audit or inquiry by any taxing authority of tax matters relating to the Company, the Managing Member shall represent the Company as the tax matters partner within the meaning of Section 6231(a)(7) of the Code, in the event it is determined that the partnership audit procedures set forth in subtitle A, chapter 63C of the Code are applicable, or in a similar capacity under other applicable law; provided that, in all events, the Managing Member shall consult with EFS on a regular basis regarding any such audit or inquiry, EFS shall be entitled to attend any meetings or conferences with the Internal Revenue Service (with counsel of its own choosing) relating to the Company or the U.S. federal income tax treatment of any items relating to the Company, and all filings, responses and other correspondence with the Internal Revenue Service on behalf of the Company or relating to the U.S. federal income tax treatment of any items relating to the Company shall be jointly approved by the Members. Expenses incurred by the Members with respect to the matters described in this Section 9.03 shall be borne by the Company.

ARTICLE X

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.01 Maintenance of Books and Records. The books of account for the Company and other records of the Company will be located at the principal office of the Company or such other place as Managing Member may deem appropriate, and will be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Members will be maintained in accordance with the definition of “Capital Account” in this Agreement.

10.02 Reports. The Company will cause to be prepared or delivered such reports as the Managing Member may require and as are required to be prepared and delivered to the Members pursuant to Section 8.03. The Company will bear the costs of such reports.

10.03 Bank Accounts. The Managing Member will cause the Company to establish and maintain one or more separate bank or investment accounts for Company funds in the Company name with such financial institutions and firms as the Managing Member may select and with such signatories thereon as the Managing Member may designate.

ARTICLE XI

DISSOLUTION, LIQUIDATION AND TERMINATION

11.01 Dissolution. The Company will dissolve and its affairs will be wound up upon the first to occur of any of the following:

(a) the unanimous vote of the Members (other than any Major Breaching Member); and

(b) the occurrence of any other event causing dissolution of the Company under the Act;

provided, however, that upon dissolution pursuant to clause (b) of this Section 11.01, any or all of the remaining Members may elect to continue the business of the Company within 90 days of the occurrence of the event causing such dissolution. The death, resignation, withdrawal, bankruptcy, insolvency or expulsion of any Member will not dissolve the Company.

11.02 Liquidation and Termination. On dissolution of the Company, the Managing Member, may appoint one or more Persons as liquidator(s), which Person or Persons shall be reasonably approved by the other Members. The liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator will continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator will pay from Company funds all of the debts and liabilities of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) the Company will dispose of all remaining assets as follows:

(i) the liquidator may sell any or all Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 5.02; and

(ii) the liquidator will promptly distribute any and all remaining Company property (including cash) among the Members in accordance with Section 5.01(a).

(d) All distributions in kind to the Members will be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 11.02.

11.03 Cancellation of Filing. On completion of the distribution of Company assets as provided herein, the Company will be terminated, and the Managing Member (or such other Person or Persons as may be required) will cause the cancellation of any other filings previously made on behalf of the Company and will take such other actions as may be necessary to terminate the Company.

ARTICLE XII

GENERAL PROVISIONS

12.01 Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing (except as otherwise provided in Section 12.13) and will be given (a) by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, (b) by depositing such writing with a reputable overnight courier for next day delivery, (c) by delivering such writing to the recipient in person, by courier or (d) email transmission. A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it. All notices, requests and consents to be sent to a party hereto will be sent to or made at the addresses given for such party on the list attached hereto as Exhibit A or such other address as such party may specify by notice to the other parties hereto. Any notice, request or consent to the Company also will be given to the Members.

12.02 Entire Agreement; Supersedure. This Agreement, together with its Exhibits, constitutes the entire agreement of the Members (and their Affiliates) relating to the Company and supersedes all prior contracts or agreements with respect to the internal governance and affairs of the Company, whether oral or written (including all applicable terms and conditions of the Interim Investors Agreement). Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors, personal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, however, that (a) Member Indemnitors are intended to be third-party beneficiaries with rights to enforce the provisions of Section 6.06 related to them as though a party to this Agreement and (b) Nonparty Affiliates are intended to be third-party beneficiaries with rights to enforce the provisions of Section 6.07 related to them as though a party to this Agreement.

12.03 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to determine any Person to be in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

12.04 Amendment or Modification. Except for any amendments to Exhibit A made in accordance with Section 3.01, this Agreement may be amended or modified from time to time only by a written instrument executed by each of the Members.

12.05 Survivability of Terms. The terms and provisions of the obligations or agreements of the Members under Sections 3.03, 3.04, 3.05, 3.06, 6.05, 6.06, 6.07, 8.05 and 8.06 and this Article XII shall survive any termination of this Agreement and will be construed as agreements independent of any other provisions of this Agreement.

12.06 Binding Effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement will be binding on and inure to the benefit of the Members and their respective legal representatives, trustees, successors, and assigns.

12.07 Governing Law; Severability. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

12.08 Consent to Jurisdiction; Waiver of Jury Trial.

(a) THE PARTIES HERETO VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN NEW YORK, NEW YORK, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES ARISING OUT OF THIS AGREEMENT, AND THE COMPANY AND EACH PARTY HERETO IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE COMPANY AND THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. THE COMPANY AND EACH PARTY HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

12.09 Further Assurances. In connection with this Agreement and the transactions contemplated thereby, each Member will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

12.10 Title to Company Property. All assets shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.

12.11 Waiver of Action for Partition. Each of the Members irrevocably waives during the term of the Company any right that such Member may have to maintain an action for partition with respect to the property of the Company.

12.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument.

12.13 Electronic Transmissions. Each of the parties hereto agrees that (a) any signed consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such consent or document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each of the parties hereto further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement effective as of the Effective Date.

ARC:

ARC TERMINALS HOLDINGS LLC

By:	/s/ John Blanchard
Name:	John Blanchard
Title:	President

EFS:

EFS MIDSTREAM HOLDINGS LLC

By:	Aircraft Services Corporation, its sole member

By:	/s/ Tyson Yates
Name:	Tyson Yates
Title:	Vice President

The Company:

ARC TERMINALS JOLIET HOLDINGS LLC

By:	Arc Terminals Holdings LLC, its sole member

By:	/s/ John Blanchard
Name:	John Blanchard
Title:	President

(Amended and Restated Limited Company Agreement)

Exhibit A

Members, Classes, Capital Contributions and Units

Member	Initial Capital Contribution	Additional Capital Contributions	Common Units	Capital Account Balance
EFS Midstream Holdings LLC Notices to: EFS Midstream Holdings LLC 800 Long Ridge Road Stamford, CT 06927-4000 Attn: Robert Strickland	$86,960,000		4,000

Arc Terminals Holdings LLC Notices to: Arc Terminals Holdings LLC c/o Arc Logistics Partners LP New York, NY 10022 Attn: John Blanchard Email: jblanchard@arcxlp.com Tel: 212-993-1285 With a copy to: Arc Logistics Partners LP New York, NY 10022 Attn: Steven Schnitzer Brad Oswald Email: steven.schnitzer@lightfootcapital.com Tel: 212-993-1292 Brad.oswald@lightfootcapital.com Tel: 212-993-1286	$130,440,000		6,000

The Company’s notice information:

Arc Terminals Joliet Holdings LLC

c/o Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

New York, NY 10022

Attn: John Blanchard

Email: jblanchard@arcxlp.com

With a copy to:

Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

New York, NY 10022

Attn: Steven Schnitzer

Email: steven.schnitzer@lightfootcapital.com

and

Brad Oswald

Email: brad.oswald@lightfootcapital.com

(Amended and Restated Limited Company Agreement)